EXHIBIT 99.1

Flushing Financial to Speak to Institutional Investors

LAKE SUCCESS, N.Y., March 12, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that, through an arrangement with Raymond James, it will make a presentation to a group of institutional investors.

John R. Buran, the Company's President and Chief Executive Officer, David W. Fry, the Company's Executive Vice President Chief Financial Officer, Maria A. Grasso, the Company's Executive Vice President Chief Operating Officer and Francis W. Korzekwinski, the Company's Executive Vice President Chief of Real Estate Lending, will make the presentation at the Company's executive offices in Lake Success, New York on March 13, 2013.

WHO	Flushing Financial Corporation, with $4.5 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered stock commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Meetings with a group of institutional investors through an arrangement with Raymond James.
WHERE/WHEN	Lake Success, New York on March 13, 2013.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on March 13, 2013, and will remain available through the end of the month.
RECENT NEWS	– February 28, 2013 – Flushing Bank Completes its Conversion to New York State Charter
– February 26, 2013 – Flushing Financial Corporation Declares Quarterly Dividend of $0.13 per Share.
– January 29, 2013 – Flushing Financial Corporation Reports Significant Credit Quality Improvement for the Twelve Months Ended December 31, 2012.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400